Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-139250 and No. 333-53137 on Form S-8 of our report dated June 24, 2025, appearing in this Annual Report on Form 11-K of The Andersons, Inc. Retirement Savings Investment Plan for the year ended December 31, 2024.

/s/ LBMC PC

Brentwood, Tennessee
June 24, 2025